Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

tel +1-203-968-3000

Xerox CEO tells Investors: Strategy on Track to Capitalize on Global Trends, Industry Leadership

NEW YORK, Nov. 11, 2014 — At its annual investor conference being held today, Xerox (NYSE: XRX) is updating progress on its strategy with a focus on delivering long-term value for shareholders through earnings expansion, leading innovation and a diversified portfolio.

“Increasingly, companies and governments are seeking partners to support essential processes – from document management to benefit administration. Xerox is well positioned to capture this opportunity as a result of our deep process expertise, global reach and innovation,” said Ursula Burns, chairman and chief executive officer. “We’ve also been diligent in identifying specific markets where we’ll compete and we’re seeing the benefits of this focus. Good examples are in transportation and healthcare.”

•	Market Selection and Targeted Innovation:

•	Xerox recently acquired Consilience Software, Inc., a top healthcare case management software provider used by government agencies to track cases from child welfare to disease management, like Ebola. The company also unveiled Juvo, an advanced analytics platform which allows hospitals to analyze every aspect of the clinical cycle of care.

•	The Vehicle Passenger Detection System was created using research developed originally for the company’s imaging and technology business; and the company entered a major partnership to develop advanced solutions with the University of Michigan Mobility Transformation Center aimed at revolutionizing the movement of people and goods worldwide.

•	Leading Innovation in Document Management and Technology:

•	Xerox is connecting its market-leading Managed Print Services (MPS) with its business process and IT outsourcing capabilities to create the next phase in document outsourcing, automating workflow with technology and consulting services to help clients meet the needs of an ‘always-on’ mobile workforce.

•	23 new products were launched this year and the company is delivering solutions in its high-end custom printing marketplace with innovative systems like the Versant 2100 and Impika’s eVolution line of production inkjet printing machines. Xerox offers a portfolio of advanced presses and workflow solutions that enable print providers to deliver tailored services and customized communications.

During the investor conference, the company will outline its expectations for 2015 financial performance. Full-year 2015 GAAP earnings per share are expected to be in the range of 93 to 99 cents. Adjusted earnings per share are expected to be $1.11 to $1.17. Our guidance includes six cents from higher pension settlement expense. 2014 full-year expectations remain unchanged with GAAP earnings per share from continuing operations to be in the range of 93 to 95 cents and full-year adjusted EPS of $1.11 to $1.13.

For 2015, Xerox expects operating cash flow of $1.9 to $2.1 billion. The company also expects to allocate at least $500 million for stock buyback, and anticipates spending up to $500 million on acquisitions and approximately $300 million on dividends. Building on its share repurchase plan, Xerox’s board of directors has approved $1.5 billion increase in its current share repurchase plan.

The company continues to expect operating cash flow for 2014 at the $1.8 to $2.0 billion range.

Xerox will host the live video webcast of today’s conference at 9 a.m. ET. A replay will be available after 5 p.m. ET, Tuesday, November 11.

Non- GAAP Measures

This release refers to the non-GAAP financial measure “Adjusted earnings per share” for full-year 2014 and 2015 guidance, which excludes the amortization of intangible assets of $0.18 for 2014 and 2015.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

About Xerox

Xerox is a global business services, technology and document management company helping organizations transform the way they manage their business processes and information. Headquartered in Norwalk, Conn., we have more than 140,000 Xerox employees and do business in more than 180 countries. Together, we provide business process services, printing equipment, hardware and software technology for managing information — from data to documents. Learn more at www.xerox.com.

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Media Contacts:

Karen Arena, Xerox, +1-203—849-5521, karen.arena@xerox.com

Bill McKee, Xerox, +1-585-423-4476 bill.mckee@xerox.com

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Xerox®, Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

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